Exhibit 21

Subsidiaries of Eclipsys Corporation

Subsidiary Name	Jurisdiction
4114213 Canada, Inc.	Canada
CPM Resource Center, Inc.	Delaware
Eclipsys (Mauritius) Limited	Mauritius
Eclipsys Canada Corporation	Canada
Eclipsys International Corp.	Delaware
Eclipsys LIS Holdings, LLC	Delaware
Eclipsys RIS Canada, Inc.	Canada
Eclipsys Solutions Corp.	Delaware
Eclipsys Technologies Corporation	Delaware
HVC Holdings Canada, Ltd.	Canada
HealthVision, Inc.	Delaware
Mosum Technology (India) Private Limited	India
Van Slyck & Associates, Inc.	Arizona